Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

August 1, 2019

New Residential Investment Corp.
1345 Avenue of the Americas
New York, New York 10105

Re:	New Residential Investment Corp.
Registration Statement on Form S-3
(File No. 333-232952)

Ladies and Gentlemen:

We have acted as special United States counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the registration of up to 20,059,231 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 20,054,231 shares of Common Stock (the “Primary Shares”) of which (A) an aggregate of 9,540,148 shares may be issued upon the exercise of stock options to be granted under the New Residential Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “Plan”) and (B) an aggregate of 10,514,083 shares may be issued upon the exercise of stock options granted under the Plan; and (ii) an aggregate of 5,000 shares of Common Stock (the “Secondary Shares”) that may be issued upon the exercise of stock options granted under the Plan.  The Primary Shares and Secondary Shares are collectively referred to as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3 (File No. 333-232952) of the Company relating to, among other things, the issuance and sale by the Company and the sale by selling stockholders, of Common Stock from time to time, filed on August 1, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

New Residential Investment Corp.
August 1, 2019

(b)            the prospectus, dated August 1, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated August 1, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            the Plan;

(e)            an executed copy of a certificate of Cameron D. MacDougall, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)            a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), certified by the Secretary of State of the State of Delaware as of August 1, 2019, and certified pursuant to the Secretary’s Certificate;

(g)            a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof (the “Amended and Restated Bylaws”), and certified pursuant to the Secretary’s Certificate; and

(h)            a copy of certain resolutions of the Board of Directors of the Company relating to the sale or resale (as the case may be) of the Shares, adopted on July 29, 2019, in each case certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

New Residential Investment Corp.
August 1, 2019

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.            The Primary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

2.            The Secondary Shares when issued upon the exercise of the outstanding options granted under the Plan will be validly issued, fully paid and nonassessable.

In the rendering the foregoing opinion, we have assumed:

(a)            that each agreement under which options are granted or awards of shares of Common Stock are made pursuant to the Plan is consistent with the Plan and has been duly authorized, executed and delivered by the parties thereto (including the Company);

(b)            the due and proper exercise of any outstanding stock options granted under the Plan in accordance with the terms thereof;

(c)            that the consideration received by the Company in respect of the issuance of all Shares has or will be as determined by the Board of Directors and was or will not be less than the par value of the Common Stock;

(d)            that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent will be issued by the Company’s transfer agent and the issuance of the Shares will be properly recorded in the books and records of the Company; and

(e)            that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate or the Amended and Restated Bylaws).

New Residential Investment Corp.
August 1, 2019

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS